EMPLOYMENT AND NONCOMPETITION AGREEMENT


           THIS EMPLOYMENT AGREEMENT (the "Agreement") dated as of September 1, 1998, is made by and among BRI OP Limited Partnership ("BRI OP"), its Special Limited Partner, Berkshire Realty Company, Inc., a Delaware corporation (the "Special Limited Partner"), and JAMES W. JACKSON, an individual ("Employee").


                                WITNESSETH THAT:
                                ---------------

           WHEREAS, the Special Limited Partner owns more than 50% of the beneficial interest in BRI OP;

           WHEREAS, a subsidiary of the Special Limited Partner is the sole general partner of BRI OP;

           WHEREAS, the Special Limited Partner is managed by its Board of Directors;

           WHEREAS, the Compensation Committee of the Board of Directors is responsible for negotiating employment contracts with senior management and staff of the Special Limited Partner subject to approval by the Board;

           WHEREAS, the Special Limited Partner and BRI OP should for management, business and accountability reasons have the same senior executives;

           WHEREAS, BRI OP and the Special Limited Partner shall be referred to herein collectively as the "Company";

           WHEREAS, all payments and health and welfare benefits payable hereunder to Employee will be paid for or provided by BRI OP;

           WHEREAS, the Company's principal business is the ownership and operation of high quality multi-family properties and community and regional shopping centers;

           WHEREAS, BRI OP and the Special Limited Partner desire to retain the Employee as Vice President of Human Resources of BRI OP and the Special Limited Partner, respectively, on the terms hereinafter set forth; and

           WHEREAS, the Employee wishes to be employed by BRI OP and the Special Limited Partner as their Vice President of Human Resources on the terms hereinafter set forth which terms shall supersede any prior understanding or agreement between the

Employee and the Special Limited Partner or BRI OP with respect to the subject matter hereof;

           NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, BRI OP, the Special Limited Partner and the Employee hereby agree as follows:

           1. Employment. The Company will employ Employee, and Employee will accept such employment, upon the terms and subject to the conditions set forth in this Agreement.

           2. Capacity and Duties. Employee shall serve the Company as its Vice President of Human Resources, and his duties and responsibilities shall be those consistent with this position, subject to the direction and control of the Board of Directors of the Special Limited Partner (the "Board of Directors"). Employee shall report directly to the Chief Executive Officer or such other individual as may be designated from time to time by the Board of Directors.

           3. Obligations of Employee. During the term of his employment under this Agreement:

                     a. Employee shall devote all of his business time and efforts to the business of the Company and use faithful and diligent efforts to promote the business interests of the Company and its subsidiaries and affiliates over which Employee has management responsibility.

                     b. Employee shall not, without the prior written consent of the Board of Directors in each instance, whether as an employee, consultant, independent contractor or otherwise, be engaged in any other business activities on behalf of any other person, firm, corporation, partnership, proprietorship or other entity.

           4. Term of Employment; Termination. The term of Employee's employment hereunder shall commence as of September 1, 1998 ("Commencement Date"), and shall continue until December 31, 1998 unless terminated prior thereto by the first to occur of the following (the "Employment Termination Date"):

                     a. the delivery by the Company to Employee of written notice of termination without "cause" (as defined in subsection (b) below). If a Change in Control of the Company (as hereinafter defined) occurs and (i) Employee is relocated to an office over fifty (50) miles from the Company's current headquarters at 470 Atlantic Avenue, Boston, Massachusetts 02210; or
(ii) Employee's duties and responsibilities are changed so that Employee does not have duties and responsibilities of a scope substantially equivalent to or greater than the scope of Employee's duties and responsibilities immediately prior to such Change in Control, at the election of Employee within thirty (30) days of such change, such change shall also be deemed a termination by the Company without cause pursuant to this Section 4(a) (a "Constructive Termination"). For purposes of this Agreement, a "Change in Control" of the Company shall mean (i) the acquisition by any person (other than Employee), corporation, partnership or other person or entity, including a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of 25% or more beneficial ownership (as defined in Rule 13d in effect as of such date under the Exchange Act) of the outstanding voting stock of the Company; (ii) the merger or consolidation of the Company and any other corporation or entity, other than a merger or consolidation in which holders of the outstanding voting stock of the Company immediately prior to such merger or consolidation hold greater than 50% of the outstanding voting stock of the surviving entity immediately after such merger or consolidation; or (iii) the sale of all or substantially all of the assets of the Company, other than pursuant to a plan of liquidation adopted in accordance with Section 3 of the Company's Restated Certificate of Incorporation, as amended. The Company and Employee agree that no Change in Control shall be deemed to have occurred prior to September 1, 1998;

                     b. the delivery by the Company to Employee of written notice of termination for "cause." The term "cause" means any termination by the Company by reason of (i) persistent and willful neglect of material duties by Employee after written notice and an opportunity to immediately cure such neglect to the satisfaction of the Board of Directors; (ii) the entry against Employee of a guilty plea, or a conviction, judgment or order in any proceeding of which Employee had notice and the opportunity to defend himself before any court relating to (y) a willful violation of any material law, rule or regulation applicable to the business of the Company or its subsidiaries or affiliates, unless such breach arises out of and is consistent with the express written direction of the Board of Directors or is undertaken with the express prior written consent of the Board of Directors, or (z) a violation of any law involving fraud, deceit or criminal misrepresentation; (iii) the entry against Employee of a guilty plea, or a conviction or judgment in any proceeding of which Employee had notice and the opportunity to defend himself before any court relating to any charge which would constitute a felony if convicted; (iv) Employee engaging in any act involving moral turpitude, which act is, or could reasonably be expected to be, injurious to the financial interests or reputation of the Company or any of its subsidiaries or affiliates in any material respect;
(v) Employee willfully misappropriating substantial assets of the Company or any of its subsidiaries or affiliates; (vi) Employee engaging in gross misconduct which is, or which could reasonably be expected to be, injurious to the Company or any of its subsidiaries or affiliates in any material respect; or (vii)

Employee breaching any provisions of this Agreement and such breach has a material adverse effect on the Company after written notice and an opportunity to immediately cure such breach to the satisfaction of the Board of Directors, unless such breach arises out of and is consistent with the express written direction of the Board of Directors or is undertaken with the express prior written consent of the Board of Directors;

                     c. the date one month after the date of the delivery by Employee to the Company of written notice of termination; provided, however, that if the Company receives such notice from Employee, the Company shall have the right, exercisable by written notice to Employee, to accelerate the Employment Termination Date to such date on or after the date of the Company's notice to Employee as the Company shall determine in its discretion;

                     d. the death of Employee;

                     e. the delivery to Employee of written notice of termination by the Company if Employee shall suffer a physical or mental disability which renders Employee, (i) in the reasonable judgment of the carrier if a long-term disability policy covering the Employee provided by the Company is in force or, (ii) if no such policy is in force, in the reasonable judgment of the Board of Directors, unable to perform his duties and obligations under this Agreement for 90 consecutive days or 120 days in any period of 180 consecutive days; provided, however, that no termination of Employee's employment under this Agreement shall diminish or affect in any way Employee's rights to payments provided for hereunder which have accrued to and including the Employment Termination Date, and provided, further, that no termination of Employee's employment under this Agreement for cause or otherwise (whether such termination is voluntary or involuntary) shall diminish or affect the Company's obligations to Employee, or Employee's obligations to the Company, under Section 8 hereof with respect to non-disclosure, Section 9 hereof with respect to the return of Company property, or Section 10 hereof with respect to noncompetition.

           5. Base Salary; Bonus; Severance Compensation.

                     a. From September 1, 1998 through the Employment Termination Date, the Company shall pay Employee a base salary (the "Base Salary") at an annual rate of not less than $138,985 payable in equal bi-weekly payments. During the term hereof the Base Salary may be increased by the Board of Directors in its sole discretion based upon its review of the performance of both Employee and the Company.

                     b. During the term of this Agreement, Employee shall participate in a Discretionary Bonus Plan. Other than the pro rata bonus described in the following sentence, the terms and conditions of the Bonus Plan and payments thereunder, if any, are at the sole discretion of the Board of Directors. In the event of the termination of Employee's employment pursuant to subsection 4(a), 4(d) or 4(e) hereof, the Company shall pay a bonus to Employee, within thirty (30) days of the date of termination, on a pro rata basis (based on a full year bonus in the amount of $25,000 (the "Target Bonus")) for the period of the calendar year prior to the Employment Termination Date.

                     c. If Employee's employment hereunder is terminated pursuant to subsection 4(a) hereof or if the term hereunder is not renewed by the Company pursuant to Section 22 hereof, the Company shall pay Employee severance compensation in nine (9) monthly payments, each consisting of one-twelfth of the Base Salary in effect at the Employment Termination Date and one-twelfth of the Employee's Target Bonus (the "Monthly Severance Payment"); provided, however, if such termination or nonrenewal by the Company occurs during the period commencing on the date of a Change in Control and ending two
(2) years following the date of a Change in Control, the Company shall pay Employee a lump-sum severance compensation payment, within thirty (30) days of the Employment Termination Date, equal to the Monthly Severance Payment multiplied by twenty-four (24) (the "Change in Control Payment"); provided, further, that if such termination or nonrenewal by the Company occurs during the six-month period preceding the date of a Change in Control, the Company shall pay Employee a lump-sum severance compensation payment, within thirty (30) days following the date of a Change in Control, equal to (i) the Change in Control Payment, less (ii) the aggregate Monthly Severance Payments paid to Employee through the date of payment. In addition, if Employee's employment hereunder is terminated pursuant to subsection 4(a) hereof or if the term hereunder is not renewed by the Company pursuant to Section 22 hereof, the Company shall pay Employee, within thirty (30) days of the Employment Termination Date, $10,000 for outplacement costs or financial planning services.

                     d. Notwithstanding any other provision of this Agreement, in the event that the Company undergoes a "Change in Ownership or Control" (as defined below), a portion of any "Contingent Compensation Payments" (as defined below) that Employee would otherwise be entitled to receive shall be eliminated to the extent necessary to eliminate any Contingent Compensation Payments constituting a "parachute payment" (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")) for Employee. For purposes of this Section 5, the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Payments" and the aggregate amount (determined in accordance with Proposed Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the "Eliminated Amount."

                     e. Notwithstanding the provisions of subsection 5(d), no such reduction in payments or benefits shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) the aggregate present value (determined in accordance with Proposed Treasury Regulation
Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by Employee if the Eliminated Payments (determined without regard to this sentence) were paid to him (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments, and any withholding taxes or the Eliminated Payments). The override of such reduction in payments or benefits pursuant to this subsection 5(e) shall be referred to as a "Subsection 5(e) Override." For purposes of the preceding sentence, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

                     f. For purposes of this Section 5 the following terms shall have the following respective meanings:

                               (i) "Change in Ownership or Control" shall mean a
change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

                               (ii) "Contingent Compensation Payment" shall mean
any payment (or benefit) in the nature of compensation that is made or supplied to a "disqualified individual" (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

                     g. Notwithstanding any other provision of this Agreement, any payments or other benefits otherwise due to Employee following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the "Potential Payments") shall not be made until the dates provided for in this subsection 5(g). Within thirty (30) days after the date of such Change in Ownership or Control, the Company shall determine and notify Employee (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Subsection 5(e) Override is applicable. Within thirty (30) days after delivery of such notice to Employee, Employee shall deliver a response to the Company (the "Employee Response") stating either (A) that he agrees with the Company's determination pursuant to the preceding sentence, in which case he shall indicate, if applicable, which Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, QA-30 or any successor provision, shall be equal to the Eliminated Amount), shall be treated as Eliminated Payments or (B) that he disagrees with such determination, in which case he shall indicate which Potential Payments should be characterized as Contingent Compensation Payments, the Eliminated Amount, whether the Subsection 5(e) Override is applicable, and, which (if any) Contingent Compensation Payments, or portions thereof (the aggregate amount of which, determined in accordance with Proposed Treasury Regulation Section 1.280G-1, QA-30 or any successor provision, shall be equal to the Eliminated Amount, if any), shall be treated as Eliminated Payments. In the event that Employee fails to deliver an Employee Response on or before the required date, the Company's initial determination shall be final and the Contingent Compensation Payments that shall be treated as Eliminated Payments shall be determined by the Company in its absolute discretion. If Employee states in the Employee Response that he agrees with the Company's determination, the Company shall make the Potential Payments to Employee within three (3) business days following delivery to the Company of the Employee Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If Employee states in the Employee Response that he disagrees with the Company's determination, then, for a period of sixty (60) days following delivery of the Employee Response, the Employee and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be submitted to arbitration in accordance with the provisions of Section 23 hereof. The Company shall, within three (3) business days following delivery to the Company of the Employee Response, make to Employee those Potential Payments as to which there is no dispute between the Company and Employee regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute. The amount of any payments to be made to Employee following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate as published from time to time in the Wall Street Journal, compounded monthly from the date that such payments originally were due.

                     h. Employee will be eligible to participate in the Berkshire Realty Company, Inc. Amended and Restated Stock Option Plan to the extent determined by the Board of Directors in its discretion.

                     i. The Company shall deduct from payments of the Base Salary, bonus and severance amounts sufficient to cover applicable federal, state and local income tax withholdings, social security and any other amounts which the Company is required to withhold by applicable law.

           6. Employee Benefits. From the Commencement Date through the Employment Termination Date, the Company shall provide health and welfare benefits including group life insurance, group health and accident insurance, group long-term disability insurance and a Section 401(k) retirement plan. In addition, in the event of termination of Employee's employment with the Company pursuant to Sections 4(a) or 4(e) hereof or if the term hereunder is not renewed pursuant to Section 22 hereof, Employee shall be entitled to a continuation of health insurance benefits under the Company's group health insurance program for so long as is permitted under such program. Thereafter, Employee shall be eligible for continuation of health benefits pursuant to applicable federal law commonly known as "COBRA" and, for a period of twenty-four (24) months in the case of a termination or nonrenewal by the Company occurring during the period commencing six (6) months preceding the date of a Change in Control and ending two (2) years following the date of a Change in Control and for a period of nine
(9) months in the case of any other termination pursuant to Section 4(a) or 4(e) or nonrenewal, the Company shall pay to Employee the difference between the payments required to be made by Employee under COBRA and any payments Employee was required to make under the Company's group health insurance program prior to Employee's eligibility for COBRA continuation benefits. Employee shall continue to receive continued health benefits until (i) Employee is no longer eligible for COBRA continuation benefits or (ii) Employee is eligible to participate in a group health insurance plan with another employer, whichever comes first, at which time the Company's obligations under this Section 6 shall terminate.

           7. Expense Reimbursement. Employee shall be entitled to reimbursement from the Company for the reasonable business costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement provided that the nature and amount of such expenses are incurred and approved in accordance with the Company's business expense reimbursement policy in effect from time to time as approved by the Board of Directors. Reimbursement shall be conditioned upon presentation of expense statements or vouchers or such other supporting information as the Company may from time to time require.

           8. Non-Disclosure. Employee acknowledges that as a result of Employee's employment by the Company, Employee has and will become informed of, and have access to, valuable and confidential information of the Company or information which is not generally known to those outside of the Company (the "Confidential Information"), including but not limited to trade secrets, ways of business, technical information, know-how, plans, projections, business opportunities, proposed acquisitions, proposed dispositions, specifications, and the identity of partners and stockholders and that this Confidential Information, even though it may be contributed, developed or acquired by Employee, is the exclusive property of the Company to be held by Employee in trust and solely for the Company's benefit. Accordingly, Employee shall not at any time during or subsequent to his employment by the Company reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Board of Directors, except to responsible officers and employees of the Company and other responsible persons whom the Board of Directors agrees in writing are in a contractual or fiduciary relationship with the Company or who have a need for this information for purposes that are in the best interests of the Company. These provisions shall not prohibit Employee from disclosing information which legally is or becomes of general public knowledge from authorized sources other than Employee.

           9. Return of Company Property. Upon the termination of this Agreement, Employee shall promptly deliver to the Company all property of the Company including, without limitation, lists, drawings, manuals, letters, notes, notebooks, reports and copies thereof and all other materials, including those of a secret or confidential nature, relating to the Company's business that are in Employee's possession or control. Employee agrees that, upon the request of the Company, he will represent to the Company that he has complied with the provisions of this Section at the time he ceases to be an employee of the Company.

           10. Noncompetition.

                     a. Employee agrees that during the term of this Agreement and for one (1) year after the Employment Termination Date (except that in the event of termination or nonrenewal by the Company during the period commencing six (6) months preceding the date of a Change in Control and ending two (2) years following the date of a Change in Control, neither clause (i) of this
Section 10(a) nor Section 10(b) shall apply to Employee), Employee shall not (i) directly or indirectly solicit any person (natural or otherwise) to develop, construct, purchase or sell any multifamily or retail real estate or a mortgage loan financing such type of real estate if the person being solicited is or had been a developer or contractor with, or purchaser from or seller to, the Company of such type of property during the twelve (12) months prior to the Employment Termination Date or (ii) recruit or otherwise solicit or induce any person who is at the time an employee or consultant of the Company to terminate his employment with, or otherwise cease his relationship with, the Company, or hire any such employee or consultant who has left the employ of the Company within one (1) year after termination of such employee's employment or consultant's relationship with the Company, provided, however, that Employee may recruit any former employee of the Company whose employment has been terminated by the Company and, provided further, that if Employee has terminated his employment of his own volition, this restriction upon recruiting employees or consultants shall run for two (2) years after the Employment Termination Date.

           For example, if the term hereunder is not renewed pursuant to Section 22 hereof, then for a one-year period following the date of such nonrenewal, Employee shall be subject to this Section 10(a) and Section 10(b) hereof; provided, however, that if a Change in Control occurs during the six-month period following the date of such nonrenewal (and such nonrenewal has been at the election of the Company), Employee shall not be subject to clause (i) of this Section 10(a) or Section 10(b) hereof from and after the date of such Change in Control. By way of additional example, if a Change in Control occurs and an Employment Termination Date occurs (other than an Employment Termination Date occurring as a result of Employee's election not to renew this Agreement) during the two-year period commencing on the date of the Change in Control, Employee shall not be subject to clause (i) of this Section 10(a) or Section 10(b) hereof from and after the Employment Termination Date.

                     b. During any period that Employee is entitled to receive and is paid severance compensation in accordance with Section 5 hereof, if Employee shall become an employee, officer, director, shareholder, principal, agent, partner or consultant or otherwise be engaged in or have a financial or other interest in any business which competes with the Company, or its subsidiaries or affiliates or providers under contract of development, construction, property management or administrative services, equipment or facilities (which activity by the Employee is not prohibited by this Agreement), any base salary received from such activities shall be set off against any severance pay which he is entitled to receive from the Company. Notwithstanding the foregoing, Employee may make personal investments in the equity securities of any publicly traded company provided that any such investment does not exceed one percent (1%) of the market capitalization of the class of securities of the company in which his investment is made.

                     c. The restrictions against activities set forth in Section 10(a) and (b) above are considered by the parties to be reasonable for the purposes of protecting the business of the Company. If any restriction is found by a court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too broad a range of activities or in too large a geographic area, that restriction shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

           11. Remedies. Employee acknowledges that the Company would not have an adequate remedy at law for money damages if the covenants contained in Sections 9, 10 or 11 were not complied with in accordance with their terms, and that any breach or threatened breach thereof would result in immediate and irreparable injury to the Company. Therefore, Employee agrees that in the event of a threatened or anticipated breach or actual breach by Employee of any of the provisions of
Section 8, 9 or 10, the Company shall be entitled (a) to inform in writing all potential or new employers, partners, shareholders, officers, directors or borrowers of Employee of the terms of this Agreement and (b) to an injunction restraining Employee from violating Sections 8, 9 or 10. Employee covenants and agrees that if he violates any of the covenants and agreements in Section 8, 9 or 10, the Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits which Employee directly or indirectly realizes or may realize as a result of or in connection with any such violation. In addition to any remedies set forth in this Section, the Company may pursue all other legal or equitable remedies that may be available to it for a breach or threatened breach, including the recovery of damages.


           12. Successors and Assigns. The Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that Employee's duties and obligations hereunder may not be delegated or assigned by him in any manner.

           13. Counterparts. This Agreement may be executed in two or more counterparts, all of which, when taken together, shall constitute one and the same Agreement.

           14. Governing Law. This Agreement, and the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder, shall be governed by the laws of The Commonwealth of Massachusetts without regard to principles of conflicts of laws. Jurisdiction and venue over any legal action by either party under this Agreement shall be Boston, Massachusetts.

           15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to make the provision valid and enforceable under the applicable law, but if any provision of this Agreement shall be or become invalid or prohibited under any applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity only, without thereby invalidating the remainder of such provisions or the remaining provisions of this Agreement.

           16. Amendments and Modifications. No modification, extension, or waiver of any provisions hereof or any release of any right hereunder shall be valid, unless the same is in writing and is consented to by all parties hereto.

           17. Entire Agreement. This Agreement embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof.

           18. Notices. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, by United States mail, certified or registered, with return receipt requested, or by telefax, telegram or telex:

                     a.        If to the Employee, to:

                                          James W. Jackson
                                          34-2 Pleasant Street
                                          Wellesley, MA 02181




                     b.        If to the Company, to:

                                          BRI OP Limited Partnership
                                          Berkshire Realty Company, Inc.
                                          Harbor Plaza
                                          470 Atlantic Avenue
                                          Boston, MA 02210
                                          Attention:  David F. Marshall
                                          Telefax number:  (617) 556-1507


                                          With a copy to:

                                          Hale and Dorr LLP
                                          60 State Street
                                          Boston, MA  02109
                                          Attention:  David E. Redlick, Esq.
                                          Telefax number:  (617) 526-5000



or to such other addresses or telefax numbers as the parties may have furnished to each other by notice pursuant to the provisions of this Section. Any such notice, demand or other communication shall be deemed to have been given on the date actually delivered to the address to which it is directed.

           19. Captions. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing or interpreting any provision contained herein.

           20. Gender. Whenever the singular is used herein and where required by the context, the same shall include the plural, and the neuter gender shall include the masculine and feminine genders.

           21. Survival. The provisions of Sections 5, 6 and 7 insofar as they provide for payments to be made to Employee after termination or nonrenewal of this Agreement and Sections 8 through 11 hereof shall survive the termination or nonrenewal of this Agreement by Employee or the Company, whether voluntary or involuntary, or with or without cause.

           22. Renewal. This Agreement will renew for a period of one year if Notice of intent to modify or terminate is not given by either party to the other no later than thirty (30) days prior to December 31, 1998 or any subsequent December 31 thereafter. Such notice shall be in the form and to the address as prescribed by Section 18 of this Agreement.

           23. Arbitration. If the Employee's employment is terminated or if the term hereunder is not renewed by the Company pursuant to Section 22 hereof, during the period commencing six (6) months preceding the date of a Change in Control and ending two (2) years following the date of a Change in Control, and a dispute arises between the Employee, on the one hand, and the Company or its successor-in-interest, on the other hand, with respect to the Company's obligations under Section 5, Section 6 or Section 10 hereof, either the Employee or the Company may submit any such disputed matter to arbitration by notifying the other party in writing. Within ten (10) days after receipt of such notice, the Employee and the Company shall designate in writing one arbitrator (the "Arbitrator") to resolve the dispute; provided that if the parties hereto cannot agree on an arbitrator within such ten-day period, the Arbitrator shall be selected by the Boston, Massachusetts office of the American Arbitration Association. The Arbitrator so designated shall not be an affiliate, employee, consultant, officer, director or stockholder of the Company or its successor-in-interest. Within fifteen (15) days after the designation of the Arbitrator, the Employee, representatives of the Company and the Arbitrator shall meet at which time the Employee and the Company shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue. The Arbitrator shall set a date for hearing, which shall be no later than thirty
(30) days after the submission of written proposals pursuant to the preceding sentence, to discuss each of the issues identified by the Employee and the Company. Each such party shall have the right to be represented by


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

counsel. Except as may be specifically set forth herein, the arbitration shall be governed by the Commercial Arbitrations Rules of the American Arbitration Association; provided, however, that the Federal Rules of Evidence shall govern the admissibility of evidence. The Arbitrator shall use his or her best efforts to rule on each disputed issue within thirty (30) days after the completion of such hearings. In the absence of fraud, the determination of the Arbitrator to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties. If the Employee prevails in the arbitration, the Arbitrator shall award payment to the Employee of the Employee's costs and expenses of the arbitration, including attorneys fees. Any arbitration pursuant hereto shall be conducted in Boston, Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and shall be final and binding upon the parties. Any references to the "Company" in this Section 23 shall include its successor-in-interest.

           For example, in the event that (i) the term hereunder is not renewed by the Company pursuant to Section 22 hereof; (ii) a dispute arises with respect to the Company's obligations under Section 5, Section 6 or Section 10 hereof;
(iii) litigation is commenced; and (iv) a Change in Control occurs in the six-month period following the date of such nonrenewal by the Company, if either Employee or the Company then elects to submit the disputed matter to arbitration, the litigation previously commenced shall be stayed and the matter shall be resolved in accordance with this Section 23.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal effective on the date first above set forth.


BRI OP LIMITED PARTNERSHIP                BERKSHIRE REALTY COMPANY, INC.

By:        BERKSHIRE APARTMENTS, INC.
           Its General Partner            By: _________________________________
                                          Its:       Chairman of the
                                                     Compensation Committee
By:_______________________________
Its:       Chairman of the
           Compensation Committee

                                          Employee:


                                          _____________________________________
                                          JAMES W. JACKSON



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